               AGREEMENT AND PLAN OF REORGANIZATION

                          BY AND BETWEEN

             FIRST FEDERAL SAVINGS BANK OF SIOUXLAND

                       GFS BANCORP, INC.

                               AND

                 GRINNELL FEDERAL SAVINGS BANK









                    Dated: October 16, 1997

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                        TABLE OF CONTENTS
                                                       Page No.

ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . .2
  THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . .2
    1.1. The  Reorganization . . . . . . . . . . . . . . . . .2
    1.2  Adoption and Execution and Delivery of Documents
         providing for the Reorganization. . . . . . . . . . .3
    1.3. Effective Time and Closing of the Reorganization. . .3
    1.4  Modification of Structure . . . . . . . . . . . . . .3

ARTICLE II.. . . . . . . . . . . . . . . . . . . . . . . . . .4
     EFFECT OF THE REORGANIZATION; CERTAIN ACTIONS IN
     CONNECTION THEREWITH. . . . . . . . . . . . . . . . . . .4
     2.1. Effect of the Reorganization.. . . . . . . . . . . .4
     2.2. Effect on Common Stock of the Company and First
          Federal. . . . . . . . . . . . . . . . . . . . . . .4
     2.3. First Federal to Make Cash Available . . . . . . . .5
     2.4. Payment of Cash. . . . . . . . . . . . . . . . . . .5
     2.5. Recapitalization or Stock Dividends. . . . . . . . .6

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . .6
     REPRESENTATIONS AND WARRANTIES OF GRINNELL. . . . . . . .6
     3.1. Corporate Organization.. . . . . . . . . . . . . . .7
     3.2. Capitalization.. . . . . . . . . . . . . . . . . . .8
     3.3. Authorization. . . . . . . . . . . . . . . . . . . .9
     3.4. No Violation.. . . . . . . . . . . . . . . . . . . .9
     3.5. Reports and Consolidated Financial Statements. . . 10
     3.6. Consents and Approvals.. . . . . . . . . . . . . . 10
     3.7. Absence of Certain Changes.. . . . . . . . . . . . 11
     3.8. Employee and Employee Benefits Matters.. . . . . . 11
     3.9. Litigation.. . . . . . . . . . . . . . . . . . . . 14
     3.10.Tax Matters .. . . . . . . . . . . . . . . . . . . 14
     3.11.Information in the Company Proxy Statement . . . . 15
     3.12.Environmental Matters .. . . . . . . . . . . . . . 15
     3.13.Insurance. . . . . . . . . . . . . . . . . . . . . 17
     3.14.Compliance with Laws and Orders. . . . . . . . . . 17
     3.15.Governmental Regulation. . . . . . . . . . . . . . 18
     3.16.Contracts and Commitments. . . . . . . . . . . . . 18
     3.17.Agreements with Directors, Officers and
          Stockholders . . . . . . . . . . . . . . . . . . . 18
     3.18.Accuracy of Information. . . . . . . . . . . . . . 19
     3.19 [Reserved] . . . . . . . . . . . . . . . . . . . . 19
     3.20 Allowances for Losses and Real Estate Owned. . . . 19
     3.21 Title to Assets; Leases. . . . . . . . . . . . . . 19
     3.22.Business of Grinnell . . . . . . . . . . . . . . . 20
     3.23.Tax Matters. . . . . . . . . . . . . . . . . . . . 20
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ARTICLE IV.. . . . . . . . . . . . . . . . . . . . . . . . . 20
     REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL . . . . 20
     4.1. Corporate Organization.. . . . . . . . . . . . . . 20
     4.2. Authorization. . . . . . . . . . . . . . . . . . . 21
     4.3. No Violation.. . . . . . . . . . . . . . . . . . . 21
     4.4. Consents and Approvals.. . . . . . . . . . . . . . 21
     4.5. Information Supplied for Inclusion in the
          Company Proxy Statement. . . . . . . . . . . . . . 21
     4.6. Cash Payment.. . . . . . . . . . . . . . . . . . . 22
     4.7. Accuracy of Information. . . . . . . . . . . . . . 22
     4.8. Regulatory Approvals and No Adverse Change.. . . . 22

ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . 22
     COVENANTS OF FIRST FEDERAL. . . . . . . . . . . . . . . 22
     5.1. Affirmative Covenants. . . . . . . . . . . . . . . 22
     5.2. Negative Covenants.. . . . . . . . . . . . . . . . 22
     5.3. Breaches.. . . . . . . . . . . . . . . . . . . . . 23
     5.4. Filing of Applications . . . . . . . . . . . . . . 23
     5.5. Supplement to First Federal Disclosure Schedule. . 23
     5.6. Expenses.. . . . . . . . . . . . . . . . . . . . . 23

ARTICLE VI.. . . . . . . . . . . . . . . . . . . . . . . . . 23
     COVENANTS OF THE COMPANY AND GRINNELL . . . . . . . . . 23
     6.1. Affirmative Covenants. . . . . . . . . . . . . . . 24
     6.2. Negative Covenants.. . . . . . . . . . . . . . . . 24
     6.3. Report to First Federal. . . . . . . . . . . . . . 27
     6.4. Breaches.. . . . . . . . . . . . . . . . . . . . . 27
     6.5. Supplement to Disclosure Schedule. . . . . . . . . 28
     6.6. Consents and Approvals.. . . . . . . . . . . . . . 28
     6.7. Expenses.. . . . . . . . . . . . . . . . . . . . . 28

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . 28
     ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . 28
     7.1. Company Shareholders' Meeting. . . . . . . . . . . 28
     7.2. Proxy Statement for Company Shareholders' Meeting. 29
     7.3. Cooperation; Regulatory Approvals. . . . . . . . . 29
     7.4. Reports. . . . . . . . . . . . . . . . . . . . . . 29
     7.5. Brokers or Finders.. . . . . . . . . . . . . . . . 30
     7.6. Additional Agreements; Reasonable Efforts. . . . . 30
     7.7. Release of Information.. . . . . . . . . . . . . . 30
     7.8. Directors and Advisory Directors.. . . . . . . . . 30
     7.9. Access to Properties and Records; Confidentiality. 30
     7.10.Certain Policies . . . . . . . . . . . . . . . . . 31
     7.11.Employee Benefit Plans; Employment Arrangements. . 32
     7.12.Company Stock Options. . . . . . . . . . . . . . . 34
     7.13.D&O Indemnification and Insurance. . . . . . . . . 35
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ARTICLE VIII.. . . . . . . . . . . . . . . . . . . . . . . . 36
     CONDITIONS TO THE OBLIGATIONS OF FIRST FEDERAL. . . . . 36
     8.1. No Material Adverse Change.. . . . . . . . . . . . 36
     8.2. Representations and Warranties.. . . . . . . . . . 36
     8.3. Performance and Compliance.. . . . . . . . . . . . 36
     8.4. No Proceeding or Litigation. . . . . . . . . . . . 36
     8.5. Consents Under Agreements. . . . . . . . . . . . . 36
     8.6. No Amendments to Resolutions.. . . . . . . . . . . 37
     8.7. Certificate of Grinnell Officers.. . . . . . . . . 37
     8.8.  Corporate Proceedings.. . . . . . . . . . . . . . 37
     8.9. Legal Opinion. . . . . . . . . . . . . . . . . . . 37
     8.10.     Closing Book Value. . . . . . . . . . . . . . 37

ARTICLE IX.. . . . . . . . . . . . . . . . . . . . . . . . . 38
     CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND
     GRINNELL. . . . . . . . . . . . . . . . . . . . . . . . 38
     9.1. Representations and Warranties.. . . . . . . . . . 38
     9.2. Performance and Compliance.. . . . . . . . . . . . 38
     9.3  Corporate Proceedings. . . . . . . . . . . . . . . 38
     9.4. Certificate of First Federal Officers. . . . . . . 38
     9.5. Legal Opinion. . . . . . . . . . . . . . . . . . . 38
     9.6. Opinion of Financial Advisor . . . . . . . . . . . 38

ARTICLE X. . . . . . . . . . . . . . . . . . . . . . . . . . 39
     CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. . . . . . 39
     10.1.Governmental Approvals . . . . . . . . . . . . . . 39
     10.2.No Injunctions or Restraints . . . . . . . . . . . 39
     10.3.Stockholder Approval . . . . . . . . . . . . . . . 39
     10.4 Corporate Proceedings. . . . . . . . . . . . . . . 39

ARTICLE XI.. . . . . . . . . . . . . . . . . . . . . . . . . 40
     TERMINATION . . . . . . . . . . . . . . . . . . . . . . 40
     11.1.Reasons for Termination. . . . . . . . . . . . . . 40
     11.2.Effect of Termination. . . . . . . . . . . . . . . 42

ARTICLE XII. . . . . . . . . . . . . . . . . . . . . . . . . 42
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . 42
     12.1. Nonsurvival of Representations, Warranties
           and Agreements . . . . . . . . . . . . . . . . .  42
     12.2. Expenses and Termination Fee . . . . . . . . . .  42
     12.3. Waivers; Amendments. . . . . . . . . . . . . . .  43
     12.4. Assignment; Parties in Interest. . . . . . . . .  43
     12.5. Entire Agreement . . . . . . . . . . . . . . . .  43
     12.6. Captions and Counterparts. . . . . . . . . . . .  44
     12.7. Certain Definitions. . . . . . . . . . . . . . .  44
     12.8. Enforcement of this Agreement. . . . . . . . . .  44
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     12.9. Governing Law. . . . . . . . . . . . . . . . . .  44
     12.10. Notices . . . . . . . . . . . . . . . . . . . .  45
                             SCHEDULES

Schedule 3.1(a)
Schedule 3.2
Schedule 3.5
Schedule 3.6
Schedule 3.7
Schedule 3.8(a)
Schedule 3.8(b)
Schedule 3.9
Schedule 3.10
Schedule 3.12(f)
Schedule 3.13
Schedule 3.14
Schedule 3.15
Schedule 3.16
Schedule 3.17
Schedule 3.21(b)
Schedule 7.5
Schedule 7.11(c)
Schedule 7.11(f)
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
                AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization, dated as of October 16, 1997 (the "Agreement"), is entered into by and between First Federal Savings Bank of Siouxland ("First
Federal"), GFS Bancorp, Inc. (the "Company" or "GFS")  and
Grinnell Federal Savings Bank ("Grinnell").

                          R E C I T A L S:

     1. First Federal is a federally-chartered stock savings bank headquartered in Sioux City, Iowa, 53.8% of the issued and outstanding capital stock of which is owned by First Federal Bankshares, M.H.C. ("Bancorp"), a federally-chartered mutual holding company.

     2. GFS is a company organized under the laws of the State of Delaware, is registered with the Office of Thrift Supervision as a unitary savings and loan holding company, and owns 100% of the issued and outstanding common stock of Grinnell.

     3. Grinnell is a federally-chartered savings bank headquartered in Grinnell, Iowa.

     4. The parties desire to provide for First Federal's acquisition of Grinnell pursuant to the transactions set forth in this Agreement on or after the Effective
          Time (as defined in Section 1.3 hereof).

     5. In connection with the Reorganization, as defined herein, the outstanding capital stock of the Company will be converted into the right to receive cash and, subject to certain regulatory conditions or approvals, if applicable, the outstanding stock options of the Company will be converted into First Federal stock options.

     6. It is intended that First Federal and Grinnell will be merged such that First Federal will be the surviving bank and that the resulting savings institution will expand its market area and achieve certain economies of scale and efficiencies as a result of the Reorganization, as defined herein.

     In consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the foregoing Reorganization, as defined herein, will be carried out, the parties, intending to be legally bound, hereby agree as follows:

                             ARTICLE I.

                         THE REORGANIZATION


          1.1. The Reorganization. Subject to the terms and conditions of this Agreement, and in accordance with the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), as amended (the "Bank Merger Act"), the Home Owners' Loan Act (the "HOLA"), and the rules and regulations promulgated thereunder including 12 C.F.R. 563.22 and 574.3(a) (the "Thrift Regulations"), at the Effective Time, the parties hereby agree that the following corporate transactions (collectively referred to herein as the "Reorganization") shall occur substantially concurrently in the order set forth below in accordance with applicable laws and regulations and the provisions of this Agreement:

     (a) Pursuant to the Agreement of Merger, attached hereto as Exhibit A, among First Federal, the Company, and a to-be-formed Delaware corporation which is to be wholly owned by First Federal, such to-be-formed corporation shall be merged with and into the Company (the "Company Merger") and, in connection therewith, and subject to the rights of dissenting stockholders which have been asserted and duly perfected in accordance with the provisions of Section 262 of the Delaware General Corporation Law, each share of common stock, $.01 par value per share, of the Company ("Common Stock") outstanding immediately prior to the effective time of the Company Merger shall be canceled in exchange for the right to receive the cash payments specified in such Agreement of Merger, with the result that the Company will become a wholly owned subsidiary of First Federal.

     (b) Pursuant to the Agreement of Merger, attached hereto as Exhibit B, between Grinnell and First Federal, Grinnell shall merge with and into First Federal (the "Bank Merger") immediately following consummation of the transactions referred to in Section 1.1(a) hereof, with the result that First Federal will acquire all of the assets and liabilities of Grinnell and Grinnell shall cease to exist.

     (c) Pursuant to the Plan of Complete Liquidation and Dissolution (the "Plan"), attached hereto as Exhibit C, the Company shall be liquidated into First Federal simultaneously with consummation of the transaction referred to in Sections 1.1
(b) hereof, with the result that First Federal will acquire all of the assets and liabilities of the Company and the Company shall cease to exist.

     (d) Upon the consummation of the Reorganization, the separate existence of the Company and Grinnell shall cease, and First Federal shall continue as the surviving institution in the Bank Merger.


          1.2 ADOPTION AND EXECUTION AND DELIVERY OF DOCUMENTS PROVIDING FOR THE REORGANIZATION. Promptly following the formation of the to-be-formed corporation referred to in
Section 1.1(a) hereof, the Company shall execute and deliver the Agreement of Merger included as Exhibit A hereto and First Federal and such to-be-formed corporation shall execute and deliver such Agreement of Merger, as applicable. Promptly upon consummation of the transactions contemplated by Section 1.1(a) hereof, First Federal and Grinnell shall execute and deliver the Agreement of Merger included as Exhibit B hereto and the Company shall adopt such agreement in its capacity as the sole stockholder of Grinnell. Promptly upon consummation of the transactions contemplated in Sections 1.1(a) and (b) hereof, First Federal shall adopt the Plan in its capacity as sole stockholder of the Company.

          1.3. EFFECTIVE TIME AND CLOSING OF THE REORGANIZATION. As soon as practicable after each of the conditions set forth in Articles VIII, IX and X hereof have been satisfied or waived, First Federal and Grinnell will file, or cause to be filed, articles of combination with the Office of Thrift Supervision (the "OTS"), which articles of combination shall be in the form required by and executed in accordance with the Thrift Regulations. The Bank Merger shall become effective at the time the articles of combination for such merger are endorsed by the OTS pursuant to Section 552.13(k) of the Thrift Regulations (the "Effective Time"). If (a) this Agreement and the transactions contemplated hereby have been duly approved as required by the stockholders of the Company, and (b) all relevant conditions of this Agreement have been satisfied or waived and all applicable waiting periods have expired, the closing (the "Closing") shall take place within thirty (30) business days thereafter, on such date as First Federal and Grinnell shall agree, at the executive offices of First Federal or at such other location mutually acceptable to First Federal and Grinnell. At the Closing, the parties hereto will exchange certificates, letters and other documents as required hereby and will cause the filing described in this Section 1.3 with respect to the Bank Merger to be made. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          1.4 MODIFICATION OF STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, First Federal may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the stockholders of the Company as a result of such modification,
(ii) the consideration to be paid to holders of Company Common Stock under this Agreement is not thereby changed in kind or reduced in amount because of such modification, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals required hereunder, or otherwise impede the consummation of the transactions contemplated hereby.



                            ARTICLE II.

   EFFECT OF THE REORGANIZATION; CERTAIN ACTIONS IN CONNECTION
                            THEREWITH

          2.1. EFFECT OF THE REORGANIZATION.

          (a) First Federal, as the surviving institution in the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Grinnell, all as more fully described in the Merger Agreement and the Thrift Regulations. The name of First Federal, as the surviving institution in the Bank Merger, shall remain "First Federal Savings Bank of Siouxland."

          (b) At the Effective Time, each share of capital stock of GFS issued and outstanding immediately prior thereto (except shares as to which the holders have perfected dissenters' rights in accordance with Section 262 of the Delaware General Corporation Law) shall, by virtue of the Reorganization, be canceled. No new shares of the capital stock or other securities or obligations of First Federal shall be issued or be deemed issued with respect to or in exchange for such canceled shares, and such canceled shares of capital stock shall not be converted into any shares or other securities or obligations of First Federal.

          (c) The Charter and Bylaws of First Federal, as in effect immediately prior to the Effective Time, shall be the Charter and Bylaws of First Federal, as the surviving institution of the Bank Merger.

          (d) Except as otherwise contemplated hereby, the directors and officers of First Federal immediately prior to the Effective Time shall be the directors and officers of First Federal, as the surviving institution of the Bank Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

          (e) All deposit accounts of Grinnell existing immediately prior to the Bank Merger shall, upon consummation of the Bank Merger, remain insured by the Federal Deposit Insurance
Corporation ("FDIC") to the fullest extent permitted by law and regulation.

          2.2. EFFECT ON COMMON STOCK OF THE COMPANY AND FIRST
FEDERAL.

          (a) As of the Effective Time, by virtue of the Reorganization and without any action except as specified herein on the part of the holders of shares of common stock, $.01 par value, of the Company ("Company Common Stock"), each issued and outstanding share of Company Common Stock (except with respect to the rights of dissenting shareholders of GFS) shall be converted into the right to receive $17.65 in cash (the "Purchase Price"), and all outstanding certificates representing Company Common Stock shall thereafter represent solely the right to receive the Purchase Price. Any holders of dissenting shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of Section 262 of the Delaware General Corporation Law,

with funds provided by First Federal. The Company shall give First Federal prompt notice of any written demand for the payment of the fair value of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the Delaware General Corporation Law and received by the Company. The Company shall give First Federal the opportunity to participate in all negotiations and proceedings with respect to such demands, and shall not voluntarily make any payment with respect to any demands for payment of fair value or settle or offer to settle any such demands. All shares of Company Common Stock which are held in the treasury of the Company or Grinnell or by any direct or indirect wholly-owned subsidiary of the Company and any shares of Company Common Stock owned by First Federal or any direct or indirect wholly-owned subsidiary or parent of First Federal shall be canceled and no consideration shall be paid or delivered in exchange therefor. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock by any holder thereof shall thereafter be made or recognized.

          (b)  The aggregate purchase price payable under
Section 2.2(a) hereof shall be increased by $1,900 per day for each day from May 1, 1998 to the date of Closing (the "Purchase Price Adjustment"). The per share purchase price shall be increased by an amount equal to the Purchase Price Adjustment divided by the number of shares of Company Common Stock outstanding, excluding stock options and treasury shares, rounded to the nearest $.01.

          2.3. FIRST FEDERAL TO MAKE CASH AVAILABLE.  At the
Effective Time, First Federal shall make available to the Exchange Agent (as defined in Section 2.4(a) hereof) hereof, the amount of cash payable pursuant to Section 2.2 hereof.

          2.4. PAYMENT OF CASH.

          (a) At least twenty (20) days before the Effective Time, First Federal shall designate an exchange agent (the "Exchange Agent") in connection with the Reorganization. As soon as practicable after the Effective Time, but in no event later than ten (10) days thereafter, the Exchange Agent shall send a notice and form of letter of transmittal to each holder of record of Company Common Stock at the Effective Time advising such stockholder of the effectiveness of the Reorganization and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing shares of Company Common Stock. Each holder of shares of Company Common
Stock who thereafter delivers his or her certificate or certificates representing such shares to the Exchange Agent shall be mailed a check for an amount, without interest, equal to the number of shares represented by the certificate or certificates so surrendered to the Exchange Agent multiplied by the Purchase Price. Upon surrender, each certificate evidencing Company Common Stock shall be canceled. Until so surrendered, each outstanding certificate which prior to the Effective Time evidenced shares of Company Common Stock will be deemed for all purposes (except as otherwise provided in Section 2.2 hereof) to evidence the right to receive cash, without interest, equal to number of shares represented by the certificate or certificates multiplied by the Purchase Price. After the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock and, if a certificate evidencing such shares is presented for transfer, it shall be canceled in exchange for a check (except as otherwise provided in Section 2.2 hereof) in the

appropriate amount as calculated above. Notwithstanding any provision of this Agreement, neither the Exchange Agent nor any person, firm or entity shall be liable or obligated to any former holder of any share of Company Common Stock (or to anyone claiming through any such former holder) with respect to amounts to which any such holder would have been entitled as a consequence of the Reorganization, if such amounts have been paid, or are payable, to any public official pursuant to any abandoned property, escheat or similar laws.

          (b) If delivery of all or any part of the cash to be paid in connection with the Reorganization is to be paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such delivery that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such a delivery pay to the Exchange Agent any transfer or other taxes required by reason of such delivery in any name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (c) In the event any certificate for Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver (except as otherwise provided in Section 2.2hereof) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the cash to be paid in the Reorganization as provided for herein; provided, however, that First Federal may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such reasonable sum as First Federal may direct as indemnity against any claim that may be made against First Federal, the Company, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

          2.5. RECAPITALIZATION OR STOCK DIVIDENDS. If between the date of this Agreement and the Effective Time, a share of Company Common Stock shall be changed into a different number of shares of Company Common Stock or a different class of shares by reason of reclassification, recapitalization, split-up, exchange of shares or readjustment, or if a stock dividend shall be declared with a record date within such period, then the Purchase Price shall be appropriately and proportionately adjusted.



                            ARTICLE III.

    REPRESENTATIONS AND WARRANTIES OF GRINNELL AND THE COMPANY


         Grinnell and the Company hereby represent and warrant to First Federal as follows:

          3.1. CORPORATE ORGANIZATION.

     (a) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the operations, assets, or financial condition of the Company and its subsidiaries taken as a whole. The Company is duly registered with the OTS under the HOLA as a unitary savings and loan holding company. Other than as set forth in Company Disclosure Schedule 3.1(a) and shares of capital stock in Grinnell and its subsidiaries, as identified below (collectively, the "Company Subsidiaries") the Company does not own or control or have the right to acquire, directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

     (b) Grinnell is a stock savings bank organized, validly existing and in good standing under the laws of the United States, has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the operations, assets, or financial condition of the Company and the Company Subsidiaries taken as a whole. All eligible accounts of depositors in Grinnell are insured by the Savings Association Insurance Fund ("SAIF") administered by the FDIC to the fullest extent permitted by law. Grinnell is a member of the Federal Home Loan Bank of Des Moines.

     (c) The Company has heretofore delivered to First Federal true and complete copies of the certificate of incorporation, charter, organization certificate or other chartering instrument and bylaws of the Company, Grinnell, and each Company Subsidiary in effect on the date hereof. The minute books of the Company and each Company Subsidiary contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the stockholder(s) of the Company and each Company Subsidiary recorded therein, and as of the Effective Time such minute books will contain accurate minutes of all such meetings and such consents in lieu of meetings respectively held or executed prior thereto. These minute books accurately reflect all


transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the stockholder(s) and boards of directors of the Company and the Company Subsidiaries and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the boards of directors (or any committee thereof) or of the stockholder(s) of the Company or any Company Subsidiary.

          3.2. CAPITALIZATION.

               (a) The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock, par value $.01 per share and 500,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement, there were issued and outstanding 988,242 shares of Company Common Stock and no shares of preferred stock. On such date, there were 112,478 shares of Company Common Stock held by the Company as treasury stock. All of such issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. As of the date hereof, no shares of serial preferred stock were issued and outstanding. Except pursuant to its stock option plans, the Company does not have any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem, shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. There are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of shares of the capital stock or other ownership interests of any subsidiary of the Company.

          (b) All of the outstanding shares of capital stock or other ownership interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by the Company or Grinnell, as the case may be, free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Grinnell does not have any arrangements or commitments obligating it to issue or sell or otherwise dispose of, or to purchase or redeem, shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. There are no agreements, understandings or commitments relating to the right or obligation of Grinnell to issue, to vote or to dispose of shares of its capital stock or the share of capital stock of any Company Subsidiary.

          (c)  Schedule 3.2(c) of the Company Disclosure
Schedule sets forth a complete and accurate list of all options to purchase Company Common Stock that have been granted and which remain unexercised, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to option for each grant.

          (d) To the best of the Company's knowledge, no person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than as set forth at Schedule 3.2(d) of the Company Disclosure
Schedule, is the beneficial owner of more than 5% of the outstanding Company Common Stock.


          3.3. AUTHORIZATION.

     (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Agreement of Merger included as Exhibit A hereto and, subject to the consents and approvals of federal and state regulatory authorities referred to in Section 3.6 hereof and the approval of the stockholders of the Company, to consummate the Company Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Agreement of Merger included as Exhibit A hereto and the consummation of the Reorganization by the Company have been duly authorized by the board of directors of the Company and, except for the approval of the stockholders of the Company and the Company's adoption of an amendment to the Grinnell charter to permit the acquisition of more than 10% of the Grinnell common stock in connection with the Bank Merger (the "Charter Amendment"), no other corporate proceedings on the part of the Company are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (b) Promptly following formation of the to-be-formed corporation referred to in Section 1.1(a) hereof, the Agreement of Merger included as Exhibit A hereto will be duly and validly executed by the Company and, upon such execution and delivery and the execution and delivery thereof by the other parties thereto, will constitute a valid and legally binding obligation of the Company enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

          3.4. NO VIOLATION. Subject to the adoption and effectiveness of the Charter Amendment, none of the execution and delivery of this Agreement and the agreements included as Exhibits A and B hereto by the Company and Grinnell, as applicable, nor the consummation by the Company and Grinnell of the transactions contemplated hereby and thereby and the Plan in accordance with their respective terms, as applicable, nor compliance by the Company or Grinnell with any of their respective terms, as applicable, will (i) violate any provision of the Company's or Grinnell's certificate of incorporation, charter or other chartering instrument or bylaws, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, Grinnell, or any Company Subsidiary or any of their properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination or cancellation of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company, Grinnell, or any Company Subsidiary under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, Grinnell, or

any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clause (iii) above, such as individually or in the aggregate will not have a material adverse effect on the operations, assets, or financial condition of the Company and the Company Subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated by this Agreement.

          3.5. REPORTS AND CONSOLIDATED FINANCIAL STATEMENTS.
(a) The Company and Grinnell have previously furnished First Federal with true and complete copies of (a) all annual reports, quarterly reports, proxy statements, financial statements, or any other documents or material provided by the Company to its stockholders since January 1, 1994, (b) all call reports and other reports filed by Grinnell with the OTS since January 1, 1994, and (c) the audited financial statements of the Company for the fiscal years ended June 30, 1995, 1996 and 1997. As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company, including any financial statements included in such reports or otherwise delivered to First Federal (collectively referred to herein as the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company or Grinnell, as the case may be, as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein, and the absence of certain footnotes. Except as set forth in
Schedule 3.5 to the Company Disclosure Schedule, since June 30, 1997 neither the Company or Grinnell, or any Company Subsidiary, has suffered a Material Adverse Effect (as that term is defined in Section 12.7 hereof) and the Company is not aware of any event or circumstance, or series of events and circumstances, which is reasonably likely to result in a Material Adverse Effect to the Company or Grinnell. The books and records of the Company and Grinnell have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. Except and to the extent reflected, disclosed or provided for in the Company Financial Statements, neither the Company, nor Grinnell nor any Company Subsidiary had, as of the date of the Company Financial Statements, any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of the Company.

     (b) Grinnell has filed all reports, together with any amendments required to be made with respect thereto, that were required to be filed since January 1, 1994 to the date of this Agreement with (i) the OTS; (ii) the FDIC; and (iii) any state banking commission or other banking authority, and has paid all fees and assessments due and payable in connection therewith.

          3.6. CONSENTS AND APPROVALS. Other than as set forth in Schedule 3.6 to the Company Disclosure Schedule and other than the receipt of approvals required by the HOLA, the Bank Merger Act, the Thrift Regulations, and applicable federal securities and state laws, and the approval of the holders of Company Common Stock as described in Section 7.1 hereof, no filing or registration

with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by the Company or Grinnell of the transactions contemplated by this Agreement, except where the failure to make such filing or obtain such permit, authorization, consent or approval will not in the aggregate have a Material Adverse Effect. The Company knows of no reason (including those relating to fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair
Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and anti-trust or consumer disclosure laws and regulations) why the regulatory approvals should not be obtained, and is aware of no reason to believe that such approvals would include any term, condition or requirement that, individually or in the aggregate, would have a Material Adverse Effect on the results, business, operations, assets, or financial condition of the Company.

          3.7. ABSENCE OF CERTAIN CHANGES. Since June 30, 1997, and except as otherwise permitted by this Agreement, neither the Company, Grinnell or any Company Subsidiary has, except as set forth in Schedule 3.7 to the Company Disclosure Schedule, (a) issued or sold any corporate debt securities; (b) granted any option for the purchase of its capital stock; (c) declared or set aside or paid any dividend or other distribution in respect of its capital stock; (d) incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business consistent with past practices; (e) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and landlord liens) any of its material assets or properties except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (f) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the Company's consolidated balance sheet as of June 30, 1997, and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practices; (g) sold, exchanged or otherwise disposed of any of its material capital assets other than in the ordinary course of business consistent with past practices; (h) made any wage or salary increase or entered into or modified any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit sharing, retirement or similar plan or arrangement, whether tax-qualified or non tax-qualified; (i) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate, considering its business taken as a whole; (j) except in the ordinary course of business consistent with past practices, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (k) entered into any material transaction outside the ordinary course of its business consistent with past practices, except as expressly contemplated by this Agreement; or (1) except in the ordinary course of business consistent with past practices or as reflected in the Company Financial Statements, sold or otherwise disposed of any of its material investment securities.

          3.8. EMPLOYEE AND EMPLOYEE BENEFITS MATTERS.  (a)
Schedule 3.8(a) to the Company Disclosure Schedule lists (i) each pension, profit sharing, stock bonus, thrift, savings, employee stock ownership or other plan, program or arrangement, which constitutes an "employee
pension plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is maintained by the Company, Grinnell or any Company Subsidiary or to which the Company, Grinnell or any Company Subsidiary contributes or is maintained for the benefit of any current or former employee, officer, director, consultant or agent; (ii) each plan, program or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits which constitute an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, which is maintained by the Company, Grinnell or any Company Subsidiary or to which the Company or any Company Subsidiary contributes for the benefit of any current or former employee, officer, director, consultant or agent; and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, stock option plan, stock purchase plan, stock bonus plan or stock grant plan, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which the Company, Grinnell or any Company Subsidiary provides benefits for or on behalf of any current or former employee, officer, director, consultant or agent. The plans, programs or arrangements described in this Section 3.8 or listed in Schedule 3.8(a) of the Company Disclosure Schedule are hereinafter referred to as the "Grinnell Benefit Plans." Grinnell has delivered or made available to First Federal a true and correct copy of (a) each Grinnell Benefit Plan, (b) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to each Grinnell Benefit Plan, if applicable, (c) each trust agreement and group annuity contract, if any, relating to such Grinnell Benefit Plan, (d) the most recent actuarial report or valuation relating to a Grinnell Benefit Plan subject to Title IV of ERISA and (e) all rulings and determination letters and any open requests for rulings or letters that pertain to any Grinnell Benefit Plan.

          (b) All of the Grinnell Benefit Plans that are subject to ERISA and the Internal Revenue Code (the "Code") are in compliance with all applicable requirements of ERISA and the Code and all other applicable federal and state laws, including, without limitation, the reporting and disclosure requirements of
Part I of Title I of ERISA. Each of the Grinnell Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code satisfies the applicable requirements of such provision and there exist no circumstances that would adversely affect the qualified status of any such plan under that section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired. Except as set forth in
Schedule 3.8(b) to the Company Disclosure Schedule, there is no pending or, to the best knowledge of Grinnell, threatened litigation, claim, action, governmental proceeding or investigation against or relating to any Grinnell Benefit Plan which could give rise to any material liability, and there is no reasonable basis for any material litigation, claims, actions or proceedings against any such Grinnell Benefit Plan, and there are not any facts that could give rise to any material liability in the event of such litigation, claim, action, investigation, or proceeding. No Grinnell Benefit Plan (or Grinnell Benefit Plan fiduciary) has engaged in a non-exempt "Prohibited Transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such plan. There have been no acts or omissions by the Company, Grinnell or any Company Subsidiary that have given rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43
of the Code, or that may give rise to any material fines, penalties, taxes or related damages under such laws for which the Company, Grinnell or any Company Subsidiary may be liable. No liability under Title IV of ERISA has been incurred by the Company, Grinnell, any Company Subsidiary, any former
Affiliate (as such term is defined in Section 12.7 hereof) of the Company, Grinnell or the Grinnell Benefit Plans since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been made or will be made when due. With respect to each of the Grinnell Benefit Plans which is subject to Title IV of ERISA, the present value of accrued benefits under such plan or Plans, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits and Grinnell is not aware of any facts or circumstances that would materially change the funded status of any such ERISA plan. None of the Grinnell Benefit Plans is a "multiemployer pension plan" as such term is defined in section 3(37) of ERISA. Except as listed on Schedule 3.8(b) to the Company Disclosure Schedule, no employee of the Company, Grinnell or any Company Subsidiary will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Grinnell Benefit Plan as a result of the transactions contemplated by this Agreement. Other than current or contingent liabilities previously disclosed on Schedule 3.8(b) to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary or any Grinnell Benefit Plan will have any material current or contingent liability with respect to any plan. All group health plans of the Company, Grinnell and any Company Subsidiary, including any plans of current and former Affiliates of the Company, Grinnell or any Company Subsidiary that must be taken into account under
Section 4980B of the Code or Section 601 of ERISA or the requirements of any similar state law regarding insurance continuation, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable. All payments due from any Grinnell Benefit Plan (or from the Company, Grinnell or any Company Subsidiary with respect to any Grinnell Benefit Plan) have been made, and all amounts properly accrued to date as liabilities of the Company, Grinnell or any Company Subsidiary that have not yet been paid have been properly recorded on the books of the Company, Grinnell or any Company Subsidiary.

          (c) No amounts payable under the Grinnell Benefit Plans, or any employment, severance or termination agreement between or among the Company, Grinnell, any Company
Subsidiary and any employee, officer or shareholder will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. No compensation payable by the Company, Grinnell or any Company Subsidiary to any of their employees under any existing contract, plan or other employment arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under section 162(m) of the Code.

          (d) In the event of the withdrawal of Grinnell from the Financial Institutions Retirement Plan adopted by Grinnell (the "Retirement Plan") or in the event of the consolidation of the interests of Grinnell and First Federal under the Retirement Plan after the Effective Time, neither


Grinnell, the Company or First Federal will have a funding obligation for benefits that have accrued up to the Effective
Time for the benefit of Grinnell employees.

          (e) Except as set forth in Schedule 3.8(e) to the Company Disclosure Schedule, from July 1, 1997 to the date hereof, neither Grinnell nor the Company have made contributions to the Grinnell employee stock ownership plan ("Grinnell ESOP") for the plan year commencing July 1, 1997.

          3.9. LITIGATION. Except as set forth in Schedule 3.9 to the Company Disclosure Schedule, no claims have been asserted and no relief has been sought against the Company, Grinnell or any Company Subsidiary in any pending litigation or governmental proceedings or otherwise that would be reasonably expected to result in damages or other relief which would have a Material Adverse Effect on the Company and Grinnell, taken as a whole. To the best knowledge of the Company and Grinnell, there are no circumstances, conditions, events or arrangements, contractual or otherwise, which may hereafter give rise to any proceedings, claims, actions or government investigations involving the Company, Grinnell or any Company Subsidiary that would reasonably be expected to result in damages or other relief that would have a Material Adverse Effect, nor, to the knowledge of the Company and Grinnell, are any such proceedings, claims, actions or government investigations threatened. Except as set forth in Schedule 3.9 to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary is a party to any order, judgment or decree that would reasonably be expected to have a Material Adverse Effect on the Company and Grinnell, taken as a whole, and neither the Company, Grinnell or any Company Subsidiary (a) is the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority or (b) has made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition.

          3.10. TAX MATTERS. The Company, Grinnell and the Company Subsidiaries have timely filed (inclusive of applicable extension periods) with the appropriate governmental agencies all material federal, state and local income, employment, franchise, excise, sales, use, real and personal property and other tax returns and reports (including information returns and reports) that are required to be filed, and neither the Company, Grinnell or any Company Subsidiary is materially delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by the Company, Grinnell or any Company Subsidiary. There are included in the Company Financial Statements adequate reserves for the payment of all accrued but unpaid federal, state and local taxes of the Company, Grinnell and each Company Subsidiary, including interest and penalties, whether or not disputed for such fiscal years as reflected therein and all fiscal years prior thereto. Neither the Company, Grinnell or any Company Subsidiary has executed or filed with the Internal Revenue Service ("IRS") or any state tax authority any agreement extending the period for assessment and collection of any federal or state tax, nor is the Company, Grinnell or any Company Subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, except tax liens or levies against customers of any Company Subsidiary. There is no outstanding material assessment or claim for collection of taxes against the Company, Grinnell or any Company Subsidiary. Except as set forth in Schedule 3.10 to the Company Disclosure Schedule, the federal income tax returns of the Company, Grinnell and each Company Subsidiary have been examined by the IRS (or are closed to

examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations that have not been resolved and paid in full or for which adequate reserves or accruals established in accordance with generally accepted accounting principles have been taken with respect thereto.

          Neither the Company, Grinnell or any Company
Subsidiary has, during the past five (5) years, except as disclosed in Schedule 3.10 to the Company Disclosure Schedule, received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency, with respect to any federal, state, county or local taxes. No federal or state tax return of the Company, Grinnell or any Company Subsidiary is currently the subject of any audit by the IRS or any other governmental agency. During the past five (5) years, no material deficiencies have been asserted in connection with the federal and state income tax returns of each of the Company, Grinnell and the Company Subsidiaries and the Company has no reason to believe that any material deficiency would be asserted relating thereto. Except as disclosed in
Schedule 3.10 to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary is a party to any agreement providing for allocation or sharing of taxes. Neither the Company, Grinnell or any Company Subsidiary has ever been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Code) filing consolidated returns, other than the affiliated group of which the Company is or was the common parent.

          3.11. INFORMATION IN THE COMPANY PROXY STATEMENT. The Company represents and warrants that the Company Proxy Statement (as defined in Section 7.2 hereof) will not, either at the time it is mailed to the stockholders of the Company in connection with the Company Shareholders' Meeting (as defined in Section 7.1 hereof) or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that none of the representations and warranties in this
Section 3.11 shall apply to statements in or omissions from the Company Proxy Statement made in reliance upon and in conformity with information about or furnished by Bancorp or First Federal for use in the Company Proxy Statement.

          3.12.     ENVIRONMENTAL MATTERS.  For purposes of this
Section 3.12, the following terms shall have the indicated meaning:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to
(1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation
(1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Subsection 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Subsection 6901, et seq; the Clean Air Act, as amended, 42


U.S.C. Subsection 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Subsection 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Subsection 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Subsection 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Subsection 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental
Laws.

     "Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased or operated by the Company, Grinnell or any Company Subsidiary, including those properties serving as collateral for any loans made and retained by Grinnell or any Company Subsidiary or for which Grinnell or any Company Subsidiary serves in a trust relationship for the loans retained in portfolio.

          (a) To the knowledge of the Company and Grinnell and each Company Subsidiary, the Company, Grinnell and each Company Subsidiary is in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the operations, assets, or financial condition of the Company and the Company Subsidiaries taken as a whole. Neither the Company, Grinnell or any Company Subsidiary has received any communication alleging that the Company, Grinnell or any Company Subsidiary is not in such compliance and, to the knowledge of the Company and Grinnell, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

          (b) To the knowledge of the Company and Grinnell and each Company Subsidiary, neither the Company, Grinnell or any Company Subsidiary has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities that would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole.

          (c) To the knowledge of the Company, Grinnell and each Company Subsidiary, none of the Loan Portfolio Properties and Other Properties Owned by them has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities that singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole.


          (d) To the knowledge of the Company, Grinnell and each Company Subsidiary, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any
Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole.

          (e) To the knowledge of the Company, Grinnell and each Company Subsidiary, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company, Grinnell or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company, Grinnell or any Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the operations, assets, or financial condition of the Company and the Company Subsidiaries taken as a whole.

          (f) The Company has set forth on Schedule 3.12(f) any environmental studies conducted by it, Grinnell or any Company
Subsidiary during the past five years with respect to any properties owned by it as of the date hereof.

          3.13. INSURANCE. Grinnell or the Company has delivered to First Federal as part of Schedule 3.13 to the Company Disclosure Schedule true, accurate and complete copies of all insurance policies and fidelity bonds of the Company, Grinnell and the Company Subsidiaries. Each such policy is in full force and effect, with all premiums due thereon on or prior to the Closing Date having been paid as and when due. The Company, Grinnell and the Company Subsidiaries have not been notified that their fidelity or insurance coverage will not be renewed by their carrier(s) on substantially the same
terms as their existing coverage.   All such policies (i) are
sufficient for compliance by the Company, Grinnell and each Company Subsidiary with all requirements of law and all agreements to which the Company, Grinnell or any Company Subsidiary is a party, and (ii) will not, due to action or inaction by the Company or Grinnell, terminate or lapse prior to the Effective Time without similar policies being obtained that would continue until the Effective Time.

          3.14. COMPLIANCE WITH LAWS AND ORDERS. Except as set forth in Schedule 3.14 to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary has received notice of any violation or alleged material violation of, or, to the knowledge of the Company or Grinnell, is subject to any liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing material violations of, any law, statute or regulation. Neither the Company, Grinnell or any Company Subsidiary is in default under, and no event has occurred that, with the lapse of time or the giving of notice by a third party or both, could result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or


local and whether at law or in equity, where the failure to be in full compliance would reasonably be expected to result alone or in the aggregate in damages, which would be reasonably likely to have a Material Adverse Effect.

          3.15. GOVERNMENTAL REGULATION. Each of the Company, Grinnell and the Company Subsidiaries holds all material licenses, certificates, permits, franchises and rights from all appropriate federal, state and other public authorities necessary for the conduct of its business; and, between the date hereof and the Closing Date, the Company and Grinnell will, and the Company will cause each Company Subsidiary to maintain all such licenses, certificates, permits, franchises and rights in effect. Except as set forth in Schedule 3.15 to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary is a party or subject to any agreements, directives, orders or similar arrangements between or involving the Company, Grinnell or any Company Subsidiary and any federal savings institution regulatory authority.

          3.16. CONTRACTS AND COMMITMENTS. Except as set forth in Schedule 3.16 to the Company Disclosure Schedule, neither the Company, Grinnell or any Company Subsidiary is a party to or bound by any (a) material lease or license with respect to any property, real or personal; (b) material contract or commitment for capital expenditures; (c) material contract or commitment for total expenses for the purchase of materials, supplies or for the performance of services by third parties for a period of more than 60 days from the date of this Agreement;
(d) material contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; (e) agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director or officer of the Company, Grinnell or any Company Subsidiary; or (f) interest-rate swaps, caps, floors, and option agreements, or other similar interest
rate risk management agreements.   To their knowledge, the
Company, Grinnell and the Company Subsidiaries have performed in all material respects all obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in a default resulting in material damages or other material default under any outstanding mortgage, lease, contract, commitment or agreement to which the Company, Grinnell or any Company Subsidiary is a party or by which the Company, Grinnell or any Company Subsidiary is bound or under any provision of their respective charters or bylaws. Each such outstanding material mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of the Company, Grinnell or the Company Subsidiary subject to (x) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally or the rights of creditors of savings institutions the accounts of which are insured by the FDIC, and
(y) the application of equitable principles if equitable remedies are sought.

          3.17. AGREEMENTS WITH DIRECTORS, OFFICERS AND STOCKHOLDERS. Except as set forth in Schedule 3.17 to the Company Disclosure Schedule, no director, executive officer, or beneficial owner of five percent (5.0%) or more of the outstanding capital stock of GFS or any associate of any such person (hereinafter sometimes referred to as a "Company Principal") (a) is or has during the period subsequent to June 30, 1997, been a party (other than as a depositor) to any transaction with the Company or Grinnell, whether as a borrower or otherwise, that (i) was made other than in the ordinary


course of business, (ii) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, or (iii) involves more than the normal risk of collectability or presents other unfavorable features; or (b) is a party to any material loan or loan commitment, whether written or oral. Except as disclosed in Schedule 3.17 to the Company Disclosure Schedule, no director, executive officer (or any associate of such person) and, to the knowledge of the Company, no beneficial owner of five percent (5.0%) or more of the outstanding capital stock of GFS or any associate of such person holds any position with or owns more than five percent (5.0%) of the outstanding shares of any class of voting stock of any depository organization, or holding company therefor, other than the Company. For the purposes of this Section 3.17, the term "depository organization" means a commercial bank (including a private bank), a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository holding company.

          3.18. ACCURACY OF INFORMATION. The statements made by the Company and Grinnell in this Agreement and in any other written documents executed and/or delivered by or on behalf of the Company or Grinnell pursuant to the terms of this Agreement are true and correct in all material respects. The statements contained in such other documents specifically referred to in this Agreement will be deemed to constitute representations and warranties of the Company and Grinnell under this Agreement to the same extent as if set forth herein in full.

          3.19 [RESERVED]

          3.20 ALLOWANCES FOR LOSSES AND REAL ESTATE OWNED. Each of the allowance for loan losses, and the reserve for losses on Real Estate Owned reflected on the consolidated balance sheets included in the Company's Financial Statements referred to in Section 3.5 hereof is, or will be in the case of subsequently delivered Company Financial Statements, as the case may be, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries and foreclosed real estate, respectively.

          3.21 TITLE TO ASSETS; LEASES

          (a)  Except for (i) liens and encumbrances
specifically disclosed in any of the Company Financial Statements referred to in Section 3.5 hereof, (ii) landlords' or statutory liens or other liens incurred in the ordinary course of business and not securing indebtedness for borrowed money and not yet delinquent, and (iii) liens and encumbrances which are not material in amount and do not materially impair the value of any property subject thereto or the use of such property for the purposes for which it is presently used or intended to be used, the Company, Grinnell and each Company Subsidiary has good and marketable title, free and clear of all security interests, encumbrances, trust agreements, liens or other adverse claims, to all its assets and property, real and personal, reflected in the Company Financial Statements referred to in Section 3.5 hereof or acquired thereafter, which includes all property and assets used by the Company, Grinnell and each Company


Subsidiary that are material to the conduct of their respective businesses, except for assets and property disposed of in the ordinary course of business after June 30, 1997.

          (b) The Company, Grinnell and each Company Subsidiary as lessee has the right under valid and existing leases to occupy, use, and possess all property leased by it in all material respects as presently occupied, used, and possessed by the Company, Grinnell or any Company Subsidiary and such leases will not terminate or lapse prior to the Effective Time or be affected in any material respect by consummation of the transactions contemplated hereby. Schedule 3.21(b) contains an accurate listing of each lease pursuant to which the Company, Grinnell or any Company Subsidiary acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same, as well as a listing of each material real property owned by the Company, Grinnell or any Company Subsidiary and used in the conduct of its respective business.

          (c) All material real and personal property owned by the Company, Grinnell or any Company Subsidiary or presently used by any of them are in an adequate condition (ordinary wear and tear excepted) and are in all material respects sufficient to carry on the business of the Company, Grinnell and each Company Subsidiary in the manner conducted currently by them.

          3.22. BUSINESS OF GRINNELL. Since June 30, 1997, Grinnell has conducted its business in the ordinary course. For purposes of the foregoing, Grinnell has not, since June 30, 1997, controlled expenses through the (i) elimination of employee benefits; (ii) deferral of routine maintenance of real property or leased premises; (iii) elimination of reserves where the liability related to such reserve has remained; (iv) reduction of capital improvements from previous levels; (v) failure to depreciate capital assets in accordance with past practice or to eliminate capital assets no longer used in Grinnell's business; (vi) capitalization of loan production expenses other than in accordance with SFAS No. 91, or (vii) extraordinary reduction or deferral of ordinary or necessary expenses.

          3.23. TAX MATTERS. Neither the Company or any Company Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code, or
(ii) materially impede or delay receipt of any approval from any regulatory authority or the consummation of the transactions contemplated by this Agreement.


                            ARTICLE IV.

          REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL

          First Federal hereby represents and warrants to the Company and Grinnell as follows:

          4.1. CORPORATE ORGANIZATION. First Federal is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States. Bancorp is a mutual holding company duly organized, validly existing and in good standing under the laws of the United States.



All eligible accounts issued by First Federal are insured by the FDIC to the maximum extent permitted under applicable law. Each of First Federal and Bancorp has all requisite corporate power and authority to own, operate and lease its properties as presently owned, operated and leased and to engage in the activities and business now being conducted by it.

          4.2. AUTHORIZATION. The Board of Directors of First Federal has approved this Agreement and the transactions contemplated hereby and has authorized the execution, delivery and performance by First Federal of this Agreement. No corporate proceeding on the part of First Federal is necessary to authorize this Agreement or to consummate the transactions contemplated hereby, and First Federal has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby subject to the consents and approvals of federal and state regulatory authorities referred to in Section 4.4 hereof. This Agreement has been duly and validly executed and delivered by First Federal and constitutes the valid and binding obligation of First Federal, enforceable against it in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (b) the application of equitable principles if equitable remedies are sought.

          4.3. NO VIOLATION. Neither the execution and delivery of this Agreement or, subject to the receipt of the consents and approvals contemplated by Section 4.4 hereof, the consummation of the transactions contemplated herein will, (a) conflict with, result in the breach of, constitute a violation of, constitute a default under or accelerate the performance of the terms of any government regulation, judgment, order or decree of any court or other governmental agency to which First Federal or Bancorp may be subject, or any contract, agreement or instrument to which First Federal or Bancorp is a party or by which First Federal or Bancorp are bound or committed, or the Charter or Bylaws of First Federal or Bancorp, or any law, or any rule or regulation of any governmental agency or authority, or (b) constitute an event that with the lapse of time or action by a third party could result in a default under any of the foregoing, or (c) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of First Federal or Bancorp.

          4.4. CONSENTS AND APPROVALS. Other than the receipt of approvals required by the HOLA, the Thrift Regulations, and the Bank Merger Act, no filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority is necessary for the consummation by First Federal of the transactions contemplated by this Agreement. First Federal knows of no reason (including those relating to fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and anti-trust or consumer disclosure laws and regulations) why the regulatory approvals should not be obtained in a reasonably timely manner.

          4.5. INFORMATION SUPPLIED FOR INCLUSION IN THE COMPANY PROXY STATEMENT. Any information regarding First Federal, Bancorp or any subsidiary of First Federal supplied by First Federal or Bancorp to the Company specifically for inclusion in the Company Proxy Statement (as defined in Section 7.2 hereof) will not contain any untrue statement of a material fact or omit to state

a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          4.6. CASH PAYMENT. First Federal has sufficient funds to pay the cash payment required under Sections 2.3 and 2.4, hereof and such payment will not cause it to fail to meet any regulatory capital requirements to which it is subject.

          4.7. ACCURACY OF INFORMATION. The statements made by First Federal and with respect to Bancorp in this Agreement and in any other written documents executed and/or delivered by or on behalf of Bancorp and First Federal pursuant to the terms of this Agreement are true and correct in all material respects. The statements contained in such other documents specifically referred to in this Agreement will be deemed to constitute representations and warranties of First Federal under this Agreement to the same extent as if set forth herein in full.

          4.8. REGULATORY APPROVALS AND NO ADVERSE CHANGE.
First Federal is aware of no reason that it cannot obtain any of the approvals of regulatory authorities necessary to consummate the Merger and First Federal has received no advice or information from any regulatory authority indicating that such approvals will be denied or are doubtful. There has not been any adverse change in the business or financial condition, operations, properties or capitalization of First Federal since the end of its most recently completed fiscal year that is reasonably likely to have a material adverse effect upon its ability to consummate the transactions contemplated by this Agreement and as of the date of this Agreement, no event, occurrence or development of any nature is existing or, to the knowledge of First Federal, threatened, which would reasonably be expected to have such an effect on First Federal's ability to consummate such transactions.


                             ARTICLE V.

                     COVENANTS OF FIRST FEDERAL


          First Federal hereby agree that from the date of this Agreement until the Effective Time:

          5.1. AFFIRMATIVE COVENANTS. As soon as reasonably practicable, First Federal shall furnish Grinnell with copies of all of First Federal's periodic reports on Forms 10-K, 10-Q and 8-K, all proxy statements and all call reports filed with the OTS, or provided to the stockholders of First Federal, subsequent to the date hereof.

          5.2. NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, First Federal shall not do, or agree or commit to do, without the prior written consent of Grinnell any of the following:


          (a) take action which would or is reasonably likely to (i) adversely affect the ability of either First Federal or the Company and Grinnell to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect First Federal's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Reorganization set forth in Articles IX and X not being satisfied; or

          (b) agree in writing or otherwise to do any of the foregoing.

          5.3. BREACHES. First Federal shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its best efforts to prevent or promptly remedy the same.

          5.4. FILING OF APPLICATIONS. First Federal shall use its best efforts promptly to and, in any event, no later than 90 days after the date hereof shall, prepare, submit, publish and file (a) an application to the OTS pursuant to 12 C.F.R. Part 574; and (b) any other applications, notices or statements required to be filed in connection with the transactions contemplated hereby.

          5.5. SUPPLEMENT TO FIRST FEDERAL DISCLOSURE SCHEDULE. First Federal will promptly supplement or amend the First Federal Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the First Federal Disclosure Schedule. No supplement or amendment to the First Federal Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 9.1 hereof as to the accuracy of representations made as of the date of this Agreement.

          5.6. EXPENSES. First Federal hereby agrees that if this Agreement or the transactions contemplated hereby are terminated pursuant to Sections 11.1 (c)(iii) or 11.1 (c)(iv) as a result of a willful breach by First Federal, First Federal shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable Expenses of Grinnell in an amount not to exceed $300,000. For purposes of this Section 5.6, the "Expenses of Grinnell" shall include all reasonable out-of-pocket expenses of Grinnell (including all fees and expenses of counsel, accountants, financial advisors, experts and consultants to Grinnell and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.


                            ARTICLE VI.

               COVENANTS OF THE COMPANY AND GRINNELL

          The Company and Grinnell hereby agree that from the date of this Agreement until the Effective Time:


          6.1. AFFIRMATIVE COVENANTS. Unless the prior written consent of First Federal shall have been obtained (which shall not be unreasonably withheld) and except as otherwise contemplated herein, the Company and Grinnell will:

          (a) operate their business in the ordinary course in accordance with past business practices;

          (b) use their best efforts to (i) preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees (except that they shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and (ii) maintain their relationships with customers:

          (c) maintain their corporate existence in good standing and file all required Grinnell Reports (as defined in such Section 12.7(c) hereof);

          (d) use their best efforts to maintain and keep their properties in as good repair and condition as at present, except for ordinary wear and tear;

          (e) use their best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by them and, in the event that Grinnell is unable to keep such insurance and bonds in full force and effect, to provide prompt notice of such failure to First Federal;

          (f) perform all obligations required to be performed by them under all material contracts, leases, and documents relating to or materially affecting their assets, properties, and business;

          (g) use their best efforts to comply with and perform in all material respects all obligations and duties imposed upon them by all applicable laws and regulations; and

          (h)  as soon as reasonably practicable, furnish First
Federal copies of all of Grinnell's reports and documents provided to Company stockholders or filed with the OTS subsequent to the date hereof.

          6.2. NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, neither the Company nor Grinnell shall, or shall any Company Subsidiary be permitted to, without the prior written consent of First Federal (which shall not be unreasonably withheld), do any of the following:

          (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with past business practices or in connection with the transactions contemplated and permitted by this Agreement;


          (b) (i) Except as set forth on Schedule 6.2(b) of the Company Disclosure Schedule, grant any bonus or increase in compensation to its directors or grant any bonus or any increase in compensation to its officers and employees, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) that would increase its retirement benefit liabilities,
(iii) adopt, enter into, amend or modify any Grinnell Benefit Plan except as required by law, (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers (exclusive of renewals in the ordinary course of business), (v) make any additional awards under any Grinnell stock bonus plan or Grinnell stock option plan, or (vi) make any additional contributions to the Grinnell ESOP;

          (c) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for regular, quarterly cash dividends, paid on normal dividend payment dates, in an amount no greater than the dividend rate as of the date hereof.

          (d) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation, savings institution or bank, permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets, or shares of any class of stock, of any corporation, savings institution, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (e) except pursuant to the exercise of outstanding stock options, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any debt instrument having a right to vote or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities;

          (f) initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes a Superior Proposal (as defined in Section 7.1 hereof), take any action in furtherance of such inquiries or to obtain a Superior Proposal, or negotiate with any person in, or agree to or endorse any Superior Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, accountant or other representative retained by it or any Company Subsidiary to take any such action, except with respect to negotiations regarding, and the endorsement of a Superior Proposal, as legally required by the fiduciary duties of the Company's Board of Directors under applicable law and as advised by counsel to the Company's Board of Directors, and the Company shall promptly notify First Federal orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters;


          (g) propose or adopt any amendments to its charter or by-laws, except such amendments as may be required to consummate the transactions contemplated by this Agreement;

          (h) enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (i) except in its fiduciary capacity, purchase any shares of capital stock of First Federal;

          (j)  [RESERVED]

          (k) subject to the provisions of Section 7.1 hereof (and provisions of this Agreement related thereto) regarding a Superior Proposal, willfully take action which would or is reasonably likely to (i) adversely affect the ability of either of First Federal, the Company or Grinnell to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Grinnell's or the Company's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Reorganization set forth in Articles VIII and X not being satisfied;

          (l) change in any material respect the lending, investment, deposit, asset and liability management and other material policies concerning the business of Grinnell or the Company, unless required by law or regulation or, with respect to lending or depository activities;

          (m) file any applications or make any contract with respect to branching by Grinnell (whether de novo or by purchase, sale or relocation);

          (n) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Company Subsidiary or make additional material investments in subsidiaries or enter into or invest in any partnership, joint venture or other business enterprise;

          (o) purchase any debt securities or derivative securities including CMO or REMIC products;

          (p)  purchase any equity securities other than Federal
Home Loan Bank Stock;

          (q) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

          (r)  sell or otherwise dispose of any loan,
mortgage-backed security or investment security except in the ordinary course of business consistent with past practices and policies;


          (s) modify or restructure the terms of any loan except in the ordinary course of business consistent with prudent banking practices and policies;

          (t) make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (u) change its method of accounting in effect prior to the Effective Time, except as required by changes in laws or regulations or generally accepted accounting principles concurred in by its and the Company's independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the Company's last full taxable year, except as required by changes in laws or regulations;

          (v) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; or

          (w) except for loans secured by commercial real estate or multifamily real estate and originated as part of the Bache Funding, Inc. program, for which the net amount retained by Grinnell shall be limited to $500,000, make, renew, increase, extend or purchase any loan secured by commercial real estate or multifamily real estate, any land acquisition or development loan, any commercial business loan, or any residential loan in an amount in excess of $200,000, except to the extent that Grinnell is contractually obligated to do so as of the date hereof;

          (x) fail to keep in full force and effect its insurance and bonds as now carried;

          (y) fail to notify First Federal promptly of its receipt of any letter, notice or other communication, whether written or oral, from any regulatory authority advising that it is contemplating issuing, requiring or requesting any agreement, memoranda, understanding or similar undertaking, or order, directive, or extraordinary supervisory letter;

          (z ) agree in writing or otherwise to do any of the foregoing.

          6.3. REPORT TO FIRST FEDERAL. The Company and Grinnell will use its best efforts to keep First Federal fully informed concerning all developments of which it becomes aware that may have a material effect upon the business, any properties or condition (either financial or otherwise) of the Company (other than developments affecting financial institutions generally).

          6.4. BREACHES. The Company and Grinnell shall, in the event they become aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of their representations or agreements contained or referred to herein,

give prompt written notice thereof to First Federal and use their best efforts to prevent or promptly remedy the same.

          6.5. SUPPLEMENT TO DISCLOSURE SCHEDULE. The Company will promptly supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule. No supplement or amendment to the Company Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 8.2hereof as to the accuracy of representations made as of the date of this Agreement.

          6.6. CONSENTS AND APPROVALS. The Company and Grinnell shall use their best efforts to assist First Federal in obtaining the consents and approvals referenced in Section 8.5 hereof.

          6.7. EXPENSES. Grinnell hereby agrees that if this Agreement or the transactions contemplated hereby are terminated pursuant to Sections 11.1 (b)(iii) or 11.1 (b)(iv) as a result of a willful breach by Grinnell or the Company, Grinnell shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable Expenses of First Federal in an amount not to exceed $300,000. For purposes of this
Section 6.7, the "Expenses of First Federal" shall include all reasonable out-of-pocket expenses of First Federal (including all fees and expenses of counsel, accountants, financial advisors, experts and consultants to First Federal and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.


                            ARTICLE VII.

                       ADDITIONAL AGREEMENTS

          7.1. COMPANY SHAREHOLDERS' MEETING. The Company shall, as soon as is reasonably practicable, call and hold a meeting of its stockholders (the "Company Shareholders' Meeting") to submit for stockholder approval this Agreement. Subject to receipt of a fairness opinion from Professional Bank Services updated as of a date within five days of mailing of the Company Proxy Statement, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve this Agreement at the Company Shareholders' Meeting; provided, however, that nothing contained in this
Section 7.1 shall prohibit the Board of Directors of the Company from failing to recommend approval of the transactions contemplated hereby, if necessary to comply with its fiduciary duties as determined in consultation with legal counsel in the context of a Superior Proposal (as hereinafter defined). For purposes of this Agreement, "Superior Proposal" means a bona fide proposal to acquire the entire equity interest in the Company or Grinnell or substantially all of the assets of the Company or Grinnell, which is expressly conditioned upon the termination of this Agreement and is made by a third party on terms which a majority of the disinterested members of the Board of Directors of the Company determines pursuant to the exercise of its fiduciary duty after consultation with legal counsel, to be more favorable (from a financial point


of view) to the holders of Company Common Stock than the Reorganization and for which financing is either then committed or not a condition precedent to the consummation thereof.

          7.2. PROXY STATEMENT FOR COMPANY SHAREHOLDERS' MEETING. For the purposes of holding the Company Shareholders' Meeting, the Company shall prepare a proxy statement satisfying all requirements under applicable securities laws (said proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Company Proxy Statement"). First Federal shall review and comment on the Company Proxy Statement prior to its distribution to the Company's stockholders.

          7.3. COOPERATION; REGULATORY APPROVALS. The parties shall cooperate, and shall cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the OTS, the FDIC, the Department of Justice, other regulatory authorities, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. Each party will have the right to review and comment on such applications, petitions and other documents and materials and shall furnish to the other copies thereof promptly after filing or submission thereof. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained. The obligation to take action as provided in this Section 7.3 shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order or approval of, or any exemption by, any party that are unduly burdensome as reasonably determined by the Boards of Directors of First Federal or Grinnell. In the event of a restraining order or injunction which prevents the Closing by reason of the operation of Section 10.2 hereof, each of the parties hereto shall use its respective best efforts to cause such order or injunction to be lifted and the Closing to be consummated as soon as reasonably practicable.

          7.4. REPORTS. Prior to the Effective Time, the Company and Grinnell shall prepare and file as and when required all Grinnell Reports. Grinnell shall prepare such Grinnell Reports so that (a) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) with respect to any Grinnell Reports containing Company Financial Statements, the financial information (i) is prepared in accordance with generally accepted accounting principles and practices as utilized in the Company Financial Statements applied on a consistent basis, (ii) presents fairly the consolidated financial condition of Grinnell at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (iii) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments. All Grinnell Reports shall be provided to First Federal promptly following the filing of such reports with the respective regulatory authority.


          7.5. BROKERS OR FINDERS.  Except as set forth on
Schedule 7.5, each of First Federal, the Company and Grinnell represents that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          7.6. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of the Company described in
Section 7.1 hereof, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest First Federal with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, Grinnell or the Company Subsidiaries, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          7.7. RELEASE OF INFORMATION. The Company, Grinnell and First Federal agree that prior to making any public announcement with respect to the transactions contemplated by this Agreement, each party will consult with the other and will use its best efforts either to agree upon the text of the proposed joint announcement to be made by both parties or to obtain the other's approval (which approval shall not be unreasonably withheld) of the text of an announcement to be made solely on behalf of such party. In the event that the parties do not ultimately agree on the text of any proposed public announcement, no such disclosure shall be made unless the party seeking to make an announcement is advised by counsel that its failure to do so would be reasonably likely to constitute a violation of law.

          7.8. DIRECTORS AND ADVISORY DIRECTORS. At the Effective Time, First Federal shall appoint Steven L. Opsal and one additional individual to the First Federal Board of Directors and to the Bancorp Board of Directors. Each of the members of the Board of Directors of Grinnell as of the date of this Agreement (other than the directors referred to in the preceding sentence) shall be entitled to serve on an Advisory Board to the Board of Directors of First Federal, for a period of one year following the Effective Time, subject to reappointment at the sole discretion of First Federal and such Advisory Board members shall meet monthly during the first year following the Effective Time. Thereafter, to the extent such Advisory Board is continued, such Advisory Board members will meet as frequently as requested by the Board of Directors of First Federal, but no less frequently than quarterly. Such Advisory Board members shall receive an annual fee of at least $2,000 plus $200 per meeting attended; provided, however, with respect to Grinnell Director LeRoy Meredith, the compensation this Advisory Board member shall be as set forth in that certain Employment Agreement of even date herewith between Mr. Meredith and First Federal.

          7.9. ACCESS TO PROPERTIES AND RECORDS;
CONFIDENTIALITY.  (a) Each of the Company, Grinnell and each
Company Subsidiary shall permit First Federal and its representatives, including financial advisors, reasonable access to its properties, and shall disclose and make available to them all

books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Company, Grinnell and each Company Subsidiary, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (except portions thereof relating to this Agreement, the Reorganization and matters relating thereto, including competing transactions) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (other than attorney work product or materials protected by any attorney-client privilege), plans affecting employees, and any other business activities or prospects in which the Company or Grinnell may have a reasonable interest. The Company and Grinnell and each Company Subsidiary shall make their respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with First Federal and its representatives. The Company and Grinnell shall permit a representative of First Federal to attend meetings of their Board of Directors, including, without limitation, the loan committee or asset/liability committee meetings.

          (b)  All information furnished previously in
connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall, upon request, return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for one year from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

          7.10. CERTAIN POLICIES. At the request of First Federal, the Company shall, prior to the Effective Time, (i) establish and take such reserves and accruals as First Federal shall reasonably request to conform, on a mutually satisfactory basis, the Company's loan, real estate, accrual and reserve policies to First Federal's policies and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of severance costs, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses incurred in connection with the Reorganization, provided, however, that Grinnell shall not be obligated to take any such action pursuant to this Section 7.10 unless and until (x) First Federal specifies its request in a writing delivered to the Company, and acknowledges that all conditions to the obligations of First Federal to consummate the Reorganization set forth in Articles VIII and X have been waived (if available) or satisfied and (y) the Company and Grinnell acknowledge that the conditions to its obligation to consummate the Reorganization set forth in Articles IX and X have been
waived (if available) or satisfied. The Company and Grinnell shall not be required to take any such action that is not consistent with generally accepted accounting principles or any requirement applicable to either of them by any bank regulatory agency. The representations, warranties and covenants of the Company and Grinnell contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of this
Section 7.10and shall not constitute grounds for termination of this Agreement by First Federal.

          7.11.     EMPLOYEE BENEFIT PLANS; EMPLOYMENT
ARRANGEMENTS.

          (a) First Federal intends to offer continued employment to employees of Grinnell as of the Effective Time at the base salary levels in effect at the Effective Time, subject to the provisions in this Section 7.11 and provided that this Agreement shall not, except as otherwise provided herein, provide any contractual right to such employees of such employment. Employees of Grinnell who continue employment with First Federal on or after the Effective Time (all such persons are referred to herein as "Continuing Employees") shall be eligible to participate in such employee benefit plans as may be in effect generally for employees of First Federal from time to time (the "First Federal Plans"), if such Continuing Employee shall be eligible or selected for participation therein. Except as specifically set forth in this Section 7.11, Continuing Employees shall be entitled to participate on the same basis as similarly situated employees of First Federal, except that Continuing Employees shall be entitled to full credit for each year of prior service (in which 1,000 hours of service are performed) with Grinnell for purposes of determining eligibility for participation and vesting, but not for benefit accruals, in the First Federal Plans, subject to applicable break in service rules. Notwithstanding anything in this Section 7.11(a) to the contrary, participation by Continuing Employees in employee benefit plans of First Federal with respect to which eligibility and participation is at the discretion of the employer, such as non-qualified deferred compensation plans, stock option plans, stock bonus plans, restricted stock plans, and other such similar plans, (but not including employee benefit plans generally available to all full-time employees of First Federal) shall be discretionary with First Federal.

          (b) In connection with the execution of this Agreement, GFS and Grinnell shall amend the Grinnell ESOP loan documents to cause the loan to be repaid on an annual rather than a quarterly basis. Such annual payment shall be due and payable at the end of the Grinnell ESOP plan year. In connection with the execution of this Agreement, and pursuant to amendments made by Grinnell to the Grinnell ESOP, the Grinnell ESOP shall automatically terminate, effective at the Effective Time. Following the termination of the Grinnell ESOP, the outstanding balance of the Grinnell ESOP loan shall be repaid from the cash proceeds in the Grinnell ESOP suspense account and the remainder shall be allocated to participants of the plan, in accordance with ERISA, the rules and regulations promulgated thereunder, the Code, and the rules, regulations promulgated thereunder, and any precedential rulings issued by the Internal Revenue Service ("IRS"). In connection with the termination of the Grinnell ESOP, Grinnell shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on termination and on any amendments made to the Grinnell ESOP in connection with its termination or otherwise, if said amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any and all distributions from the ESOP after its termination shall be made

consistent with the aforementioned determination letter issued by the IRS relating to such termination and amendments. As of the Effective Time, the administrative authority over the Grinnell ESOP, which shall include the authority to appoint and remove trustees of the Grinnell ESOP, shall be exercised by a committee consisting of Steven L. Opsal and another individual to be selected by Grinnell prior to the Effective Time.

          (c) At or prior to the Effective Time, Grinnell shall take all actions necessary to terminate the non-qualified deferred compensation plan for the benefit of its Chairman of the Board of Directors, and all benefits under this plan shall be paid out in a lump sum to such participant; or alternatively, on or before the Closing Date, Grinnell in its sole discretion may establish an irrevocable grantor trust or trusts and deposit therein guaranteed investment contracts in amounts sufficient to provide the monthly benefits specified in accordance with the plan for such participant. To the extent that a lump sum payment is not made as of the Closing Date, First Federal shall assume the payment of the liabilities of such plan thereafter. The amount of the obligation of such plan that was accrued for as of September 30, 1997, and the amount necessary to complete the funding of such plan is set forth in Disclosure
Schedule 7.11(c).

          (d) With respect to Continuing Employees and dependents covered under the Iowa Bankers' Group Health Plan maintained by Grinnell, which plan is concurrently maintained by First Federal, there shall be no waiting period or preexisting condition exclusions applicable to such persons, amounts previously paid by such persons towards satisfaction of the required deductible will count towards satisfaction of the deductible under the plan maintained by First Federal and the benefits previously received by such persons will count toward the maximum benefit coverages provided by First Federal.

          (e) As of the date hereof, Grinnell has entered into employment agreements with each of the individual employees listed in Schedule 7.11 (e) to the Company Disclosure Schedule. Each of such employees who have agreed as of the date hereof to continue employment with First Federal (the "Continuing Executives") have been identified on Schedule 7.11(e) to the Company Disclosure Schedule. Each of the Continuing Executives shall enter into an employment agreement with First Federal in the form set forth on Exhibit D, with such employment agreements to take effect upon the Effective Time. The employment agreements to which the Continuing Executives are party as of the date hereof will terminate as of the Effective Time.

          (f) Following the Effective Time, First Federal shall honor in accordance with their terms the employment, severance and other compensation contracts set forth on Schedule 7.11(f)between the Company, any of the Company Subsidiaries, and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company employee benefit plans.

          (g) The Company shall, by amendment or resolution, as appropriate, ensure that all awards under the Company's
Recognition and Retention Plan shall accelerate, become vested and be paid out to the award recipient immediately prior to the Effective Time.


          (h) At the Effective Time, the separate interests of Grinnell and Siouxland in the Retirement Plan shall be combined. Future benefit accruals shall be made in accordance with the adoption agreement that relates to the Retirement Plan adopted by Siouxland. Any benefits accrued by participants in the Retirement Plan adopted by Grinnell attributable to service before the Effective Time shall not be reduced. Grinnell may amend the Grinnell Retirement Plan in any manner permitted under the Code and Treasury Regulations to assure that a portion of the dollar amount of excess funding in such plan as of June 30, 1997 (the "Determination Date"), determined in accordance with the formula set forth below, inures solely to the benefit of individuals who have become participants in such plan prior to the Effective Time. In providing for such amendment, it is the intent of the parties hereto that the amount of excess funding remaining in the Grinnell Retirement Plan at the Effective Time is proportionally equivalent to the amount of excess funding in the Siouxland Retirement Plan, relative
to the number of participants in each plan.   For these
purposes, said portion shall be determined as follows: the excess funding under the Siouxland Retirement Plan at the Determination Date shall be divided by the number of active participants in the Siouxland Retirement Plan on said date, and this quotient shall be multiplied by the number of active participants in the Grinnell Retirement Plan on the Determination Date. This product shall be subtracted from the excess funding dollar amount in the Grinnell Retirement Plan on the Determination Date. The remainder is the amount that Grinnell shall be entitled to use to increase its benefit formula for the period from July 1, 1997 through the date of closing, to the extent permitted under the Code and Treasury Regulations.

          (i) As soon as practicable after the date hereof, Grinnell shall amend its tax-qualified 401(k) Plan ("Grinnell 401(k) Plan"), effective for the current Plan Year, to provide for the return of elective deferrals if annual additions to the tax-qualified defined contribution plans of Grinnell have been made in excess of the amounts permitted under Section 415 of the Code. At the time of such amendment, Grinnell will further amend the Grinnell 401(k) Plan to disallow further elective deferrals to the Grinnell 401(k) Plan.

          7.12.     COMPANY STOCK OPTIONS.

           (a) At the Effective Time, all Company stock options that are then outstanding and exercisable in accordance with their terms (all of which are listed on Schedule 3.2(c) of the Company Disclosure Schedule) shall be exchanged for First Federal stock options. It is intended that the foregoing exchange shall be undertaken in a manner that will not constitute a "modification" (as defined in the Code) as to any Company stock option that is an "incentive stock option" (as defined in the Code); the number of First Federal stock options to be exchanged for each Company stock option (the "Exchange Ratio") as well as the exercise price (the "Exercise Price") for each such First Federal stock option to be so exchanged shall be fixed so as to preserve the First Federal stock options to be so exchanged as "incentive stock options" (as defined in the Code), and the parties hereby agree to develop a mutually acceptable formula in conformity with applicable law and regulations for determining the Exchange Ratio. The Exercise Price and the Exchange Ratio as fixed in the preceding sentence shall be applied to all Company stock options, whether such options are incentive stock options or non-incentive stock options. The Exchange Ratio and the Exercise Price shall be adjusted as appropriate to reflect any stock split, stock dividend, recapitalization, exchange of shares or other similar


transaction involving either Company Common Stock or First
Federal common stock if such event occurs prior to the Effective
Time.

          (b) The shares of First Federal common stock covered by the stock options to be issued by First Federal pursuant to
Section 7.12 (a) hereof shall be covered by an effective registration statement filed on with the OTS, which shall be filed by First Federal as soon as practicable after the Closing Date and shall be duly authorized, validly issued and in compliance with all applicable federal and state securities laws, fully paid and nonassessable and not subject to or in violation of any preemptive rights. First Federal shall also take any action reasonably required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares.

          (c) The Company and First Federal acknowledge that the exchange contemplated by Section 7.12 (a) and (b) hereof is subject to OTS approval. First Federal will make all reasonable efforts from and after the date hereof through the Effective Date to secure all necessary regulatory approvals to effect the exchange contemplated; however, the parties hereto acknowledge and agree that efforts to obtain OTS approval of the exchange shall not hinder, delay or impede the Reorganization contemplated by this Agreement. The parties hereto further acknowledge and agree that under no circumstances will First Federal (i) be obliged to grant subscription rights for its common stock; (ii) be obliged to issue shares of its common stock to Bancorp; or (iii) be obliged to form a "mid-tier" stock holding company or repurchase shares of its common stock for the purpose of facilitating or effecting the exchange contemplated by Section 7.12(a) and (b) hereof. If, in the reasonable judgement of First Federal, OTS approval of the exchange will not be forthcoming, or will hinder, delay or impede the Reorganization, the exchange contemplated by Section 7.12 (a) and (b) hereof will be canceled. In lieu of such exchange, the Company will issue stock appreciation rights on First Federal common stock for each Company stock option outstanding at the Effective Time so that the recipients of such stock appreciation rights obtain equivalent value for their Company stock options.

          (d) If, in the reasonable judgment of First Federal, the issuance of stock appreciation rights contemplated by
Section 7.12(c) hereof will impede, delay or hinder the consummation of the transactions contemplated hereby because of regulatory questions, the Company will, immediately prior to the Effective Date, pay cash to the holders of Company stock options that are then outstanding and exercisable in accordance with their terms so that such holders obtain equivalent value for such stock options.

          7.13. D&O INDEMNIFICATION AND INSURANCE. For a period of four (4) years following the Effective Time, First Federal shall indemnify the employees, agents, directors or officers of the Company and Grinnell to the extent they are indemnified under the Company's Certificate of Incorporation and Bylaws in the form in effect at the date of this Agreement or arising by operation of law. First Federal shall use its best efforts to cause the directors and officers listed in Schedule
7.13 of the Company Disclosure Schedule to be covered under individual directors' and officers' liability insurance policies, which coverage is available in the form of tail coverage under the Company's existing directors' and officers' liability policy for the duration of any applicable statute of limitations, provided the cost of such coverage shall not exceed $7,500.


                           ARTICLE VIII.

           CONDITIONS TO THE OBLIGATIONS OF FIRST FEDERAL

          The obligations of First Federal under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by First
Federal of the following conditions:

          8.1. NO MATERIAL ADVERSE CHANGE. Except as disclosed in Schedule 3.5 to the Company Disclosure Schedule and except for general changes in generally accepted accounting principles, changes in economic, financial or market conditions, changes in market interest rates, payments due under any employment agreements or benefit plans and the transactions contemplated hereby, costs and expenses relating to this Agreement (including those resulting from actions or inactions pursuant to the covenants of the Company and Grinnell under this Agreement) and the transactions contemplated hereby, there shall not have been any material adverse change in the financial condition, results of operations or business of the Company, Grinnell, and the Company's Subsidiaries, taken as a whole, from June 30, 1997 to the Closing Date.

          8.2. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties by the Company and Grinnell contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations and warranties were made on and as of said date. Any information provided by the Company and Grinnell pursuant to Section 6.5 hereof as a supplement to the Company Disclosure Schedule shall be true and correct in all material respects as of the date such information is supplied to First Federal.

          8.3. PERFORMANCE AND COMPLIANCE.  The Company and
Grinnell shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the Closing Date.

          8.4. NO PROCEEDING OR LITIGATION. On the Closing Date, no suit, action or proceeding shall be pending or overtly threatened, and no liability or claim shall have been asserted against the Company, Grinnell or any Company Subsidiary involving any of the assets, properties, business or operations of the Company, Grinnell or any Company Subsidiary that would reasonably be expected to have a Material Adverse Effect.

          8.5. CONSENTS UNDER AGREEMENTS. First Federal shall have received the consent or approval of each person or entity whose consent or approval shall be required in order to permit


consummation of the Reorganization under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which the Company, Grinnell or any Company Subsidiary is a party or to which its respective property is subject, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on First Federal, whether prior to (if applicable) or following the consummation of the transactions contemplated hereby.

          8.6. NO AMENDMENTS TO RESOLUTIONS. Neither the Board of Directors of the Company or Grinnell nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by such Board of Directors with respect to this Agreement or shall have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby which are inconsistent with such resolutions, except resolutions adopted consistent with the express rights of Grinnell under this Agreement.

          8.7. CERTIFICATE OF GRINNELL OFFICERS. The Company shall have furnished First Federal a certificate, signed by its Chief Executive Officer and its Chief Financial Officer, dated the Closing Date, to the effect, based on his knowledge, that the conditions described in Sections 8.1 through 8.6, and
Section 8.8, of this Agreement have been fully satisfied.

          8.8. CORPORATE PROCEEDINGS. All action required to be taken by, or on the part of the Company and Grinnell to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by the Company and Grinnell.

          8.9. LEGAL OPINION. First Federal shall have received an opinion, dated the Closing Date, from legal counsel to Grinnell, in the form specified on Exhibit E.

          8.10.CLOSING BOOK VALUE. Immediately prior to the Closing, the total stockholders' equity account determined in accordance with generally accepted accounting principles on a basis consistent with the Company Financial Statements, of the Company shall not be less than $10.4 million, as reasonably determined by First Federal's independent public accountant, in consultation with the Company's independent public accountant; provided, however, that for purposes of calculating total stockholders' equity, the Company's expense associated with the issuance of stock appreciation rights (as contemplated by Section 7.12(c) hereof), and with the severance payments due under the employment agreement between Grinnell and William T. Nassif dated as of January 19, 1996, will not be counted.



                            ARTICLE IX.

     CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND GRINNELL

          The obligations of the Company and Grinnell under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written wavier by the Company or Grinnell of the following conditions:

          9.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of First Federal contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations were made on and as of said date. Any information provided by First Federal pursuant to Section
5.5 hereof as a supplement to the First Federal Disclosure Schedule shall be true and correct in all material respects as of the date such information is supplied to the Company or Grinnell.

          9.2. PERFORMANCE AND COMPLIANCE. First Federal shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the Closing Date.

          9.3 CORPORATE PROCEEDINGS. All action required to be taken by, or on the part of Bancorp and First Federal to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by Bancorp and First Federal.

          9.4. CERTIFICATE OF FIRST FEDERAL OFFICERS. First Federal shall have furnished to Grinnell a certificate, signed by its Chief Executive Officer and its Chief Financial Officer and dated the Closing Date, to the effect, based on their best knowledge, that the conditions described in Sections 9.1, 9.2 and 9.3 of this Agreement have been satisfied.

          9.5. LEGAL OPINION. Grinnell shall have received an opinion, dated as of the Closing Date, from Luse Lehman Gorman
Pomerenk & Schick, P.C., counsel for First Federal, in the form specified on Exhibit F.

          9.6. OPINION OF FINANCIAL ADVISOR. The Company shall have received on or before the date on which the Company Proxy Statement or other similar document is to be mailed to holders of Company Common Stock the written opinion of its investment or financial advisor to the effect that the merger consideration payable to the Company's stockholders pursuant to the Reorganization is fair from a financial point of view to the stockholders of the Company.


                             ARTICLE X.

            CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

          In addition to the provisions of Articles VIII and IX hereof, the obligations of First Federal, the Company and Grinnell to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction or written waiver by both First Federal and the Company of the following conditions:

          10.1. GOVERNMENTAL APPROVALS. The parties hereto shall have received all necessary approvals of the transactions contemplated by this Agreement from governmental agencies and authorities, including, without limitation, those of the OTS and the FDIC, and each of such approvals shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired at the Closing Date and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. Provided, however, that no approval or consent referred to in this Section 10.1 shall be deemed to have been received by First Federal if it shall include any non-standard term, condition or requirement that, individually or in the aggregate (i) would have a Material Adverse Effect on the business, results of operations, assets, or financial condition of First Federal on a consolidated basis, or (ii) would reduce the economic or business benefits of the transactions contemplated by this Agreement to First Federal in so significant a manner that First Federal, in its reasonable judgment, would not have entered into this Agreement.

          10.2. NO INJUNCTIONS OR RESTRAINTS. No suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Reorganization and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Reorganization shall be in effect.

          10.3. STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by the requisite affirmative vote of the stockholders of the Company as contemplated by Section 7.1 hereof.

          10.4 CORPORATE PROCEEDINGS. The obligations of the parties to this Agreement required to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects. All action required to be taken by, or on the part of, the parties to this Agreement to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the parties hereto.



                            ARTICLE XI.

                            TERMINATION

          11.1. REASONS FOR TERMINATION. This Agreement may be terminated and the Reorganization abandoned at any time before the Closing Date, whether before or after the approval or adoption of this Agreement by the stockholders of the
Company:

          (a) By mutual written consent of the Board of Directors of First Federal and the Board of Directors of the Company;

          (b) By written notice from First Federal to the Company if:

               (i) any condition set forth in Article VIII of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; or

               (ii) any condition set forth in Article X of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, provided, however, First Federal shall not have the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) if any condition imposed by Section 10.1 hereof was not met due to the failure of First Federal to perform or observe the covenants and agreements set forth in this Agreement; or

               (iii) any warranty or representation as set forth in Article III hereof made by the Company or Grinnell shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by the Company or Grinnell of notice of such discovery; or

               (iv) The Company or Grinnell shall have breached one or more provisions of this Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by the Company or Grinnell of notice of such breach; or

          (c)  By written notice from the Company to First
Federal, if

               (i) any condition set forth in Article IX of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; or


               (ii) any condition set forth in Article X of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing; provided, however, the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(c)(ii) if any condition imposed by Section 10.1 hereof was not met due to the failure of the Company or Grinnell to perform or observe the covenants and agreements set forth in this Agreement; or

               (iii) any warranty or representation as set forth in Article IV hereof made by First Federal shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by First Federal of notice of such discovery; or

               (iv) First Federal shall have breached one or more provisions of this Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by First Federal of notice of such breach.

          (d) By the Board of Directors of the Company if all of the following conditions are met: (i) a person (including a company or any other entity) makes a Superior Proposal; (ii) within seven (7) business days after First Federal receives written notice from the Company of such Superior Proposal, First Federal does not increase the consideration to be paid to the holders of Company Common Stock in the Reorganization so that it is at least as favorable to the holders of Company Common Stock as the Superior Proposal (such increase in the consideration to be paid by First Federal, an "First Federal Superior Proposal");
(iii) the Board of Directors of the Company, to the extent permitted by Section 7.1 hereof, shall have failed to recommend to stockholders, or shall have withdrawn or shall have modified in a manner adverse to First Federal its recommendation of, this Agreement or the Reorganization in order to permit Grinnell to enter into a definitive written agreement providing for the transactions contemplated by such Superior Proposal; and (iv) the Company or the person or entity making the Superior Proposal shall have paid to First Federal the Fee (as defined in Section 12.2(b) hereof), to the extent such Fee is payable pursuant to Section 12.2(b) hereof, and the expenses of First Federal (including, but not limited to, the fees and expenses of attorneys) incurred in connection with negotiating this Agreement and effectuating the consummation of the transactions contemplated hereby.

          (e) By the Board of Directors of First Federal if the Board of Directors of the Company shall not recommend, or shall withdraw or modify in a manner adverse to First Federal, its recommendation to the holders of Company Common Stock to approve this Agreement.

          (f) By the Board of Directors of First Federal or the Company at any time after the Company Shareholders' Meeting as contemplated in Section 7.1 if the stockholders of the Company have not approved this Agreement by the requisite affirmative vote.


          (g)  By the Board of Directors of First Federal or the
Company if the Reorganization has not been consummated on or before June 30, 1998.

          11.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or First Federal as provided in Section 11.1 hereof, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of First Federal or the Company or their respective officers or directors except with respect to Sections 6.7, 7.9, 11.1(d) and 12.2 hereof.


                            ARTICLE XII.

                           MISCELLANEOUS

          12.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements which by their terms are contemplated to be performed after the Effective Time.

          12.2. EXPENSES AND TERMINATION FEE. (a) Except as otherwise provided herein, all expenses incurred by First Federal and the Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated thereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, financial advisors, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred the same.

          (b) Grinnell also hereby agrees to pay First Federal, and First Federal shall be entitled to payment of, a fee (the "Fee") of $900,000, upon the occurrence of any of the following events on or before the earlier of the date this Agreement is terminated or June 30, 1998:

          (i) if the Board of Directors of the Company recommends a Superior Proposal and thereafter (A) the Company Shareholders' Meeting shall not have been held or shall have been postponed, delayed or enjoined prior to termination of this Agreement or (B) the Company's shareholders do not approve this Agreement;

          (ii) if the Board of Directors of the Company withdraws or modifies its recommendation of approval of this Agreement, and thereafter (A) the Company Shareholders' Meeting shall not have been held or shall have been postponed, delayed or enjoined prior to termination of this Agreement or (B) the Company's shareholders do not approve this Agreement;

          (iii) if the Company's shareholders do not approve this Agreement after a Superior Proposal is made and within twelve (12) months thereafter the Company enters into a definitive agreement to be merged into or acquired by another entity (provided, however, that Grinnell shall pay


all Expenses of First Federal, as defined in Section 6.7.
hereof, in an amount not to exceed $300,000, within five business days following rejection of this Agreement by Company shareholders);

          (iv) if the Company or Grinnell enters into an agreement to be acquired by any other party; or

          (v) if the Company both (1) fails to receive the opinion of its financial advisor that the Merger is fair to the Company's shareholders from a financial point of view, and such failure occurs after a Superior Proposal is made, and (2) the Reorganization is not consummated.

          With the exception of the payment under subparagraph
(iii) above, which shall be paid within five business days following the Company's execution of a definitive agreement of merger or acquisition (except that the Expenses of First Federal shall be paid as provided in (iii) above), such payment shall be made to First Federal in immediately available funds within five business days after the occurrence of an event set forth above.

          12.3. WAIVERS; AMENDMENTS. At any time prior to the Closing Date, either First Federal, by action taken by its Board of Directors, or any committee or officers thereunto authorized, or the Company or Grinnell, by action taken by its Board of Directors, or any committee or officers thereunto authorized, may waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Agreement or agree to the amendment or modification of this Agreement by an agreement in writing executed in the same manner as this Agreement; provided, however, that after the favorable vote by the stockholders of the Company pursuant to Section 7.1 of this Agreement any such action shall be taken only if, in the opinion of the Company's Board of Directors, such waiver, amendment or modification will not have a material adverse effect on the benefits intended under this Agreement for the shareholders of the Company and will not require resolicitation of any proxies from such shareholders.

          12.4. ASSIGNMENT; PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties. Except with respect to the payment of benefits pursuant to Section 7.12 and the obligation of First Federal contained in Section 7.8, nothing in this Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          12.5. ENTIRE AGREEMENT. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by the Company, Grinnell or First Federal or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of the Company or Grinnell by First Federal, except for the Confidentiality Agreement dated September __, 1997, which shall remain in full force and affect. This Agreement and such Confidentiality Agreement constitute the entire agreement by the respective parties, and there are no agreements or commitments except as set forth herein and therein.


          12.6. CAPTIONS AND COUNTERPARTS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This
Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

          12.7.     CERTAIN DEFINITIONS.  For purposes of this
Agreement, the term:

          (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

          (b) "Material Adverse Effect" shall mean a material adverse effect on the operations, assets, or financial condition of the parties to this Agreement other than the effects of any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles or regulatory accounting principles and other than the effects of any change attributable to or resulting from changes in economic conditions applicable to depository institutions generally or in general levels of interest rates.

          (c) "Grinnell Reports" shall mean all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required by applicable law to be filed with the OTS, the FDIC, and any other applicable state securities or bank regulatory authorities by either Grinnell or the Company; and

          (d) "to the knowledge of First Federal" or "to the best knowledge of First Federal" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of First Federal.

          (e) "to the knowledge of the Company or Grinnell" or "to the best knowledge of the Company or Grinnell" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of the Company or Grinnell.

          12.8. ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          12.9.     GOVERNING LAW.  This Agreement shall be
construed and interpreted in accordance with the laws of the State of Iowa, except to the effect that Federal Law applies, without regard to the conflicts of laws rules.


          12.10. NOTICES. All notices given hereunder shall be in writing and shall be hand delivered, sent by facsimile transmission or sent by a nationally recognized overnight delivery service, addressed as follows:

          (a)  If to First Federal to:

               First Federal Savings Bank of Siouxland
               329 Pierce Street
               Sioux City, Iowa  51102
               Attention:  Barry E. Backhaus, President
                  and Chief Executive Officer

               With A Copy To:

               Luse Lehman Gorman Pomerenk & Schick
               5335 Wisconsin Avenue, N.W.
               Suite 400
               Washington, D.C.  20015
               Attention:  Robert B. Pomerenk, Esq.



          (b)  If to Grinnell to:

               GFS Bancorp, Inc.
               1025 Main Street
               Grinnell, Iowa  50112-0030
               Attention:  Steven L. Opsal, President and
                 Chief Executive Officer

               with a copy to:

               Housley Kantarian & Bronstein, P.C.
               Suite 700
               1220 19th Street, N.W.
               Washington, D.C.  20036
               Attention:  Gary R. Bronstein, Esq.

          Any notice provided hereunder shall be effective upon receipt thereof.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



ATTEST:                  FIRST FEDERAL SAVINGS BANK OF SIOUXLAND


By:                      By: ________________________________
                             Barry E. Backhaus, President



ATTEST:                  GRINNELL FEDERAL SAVINGS BANK


By:                      By: ________________________________
                              Steven L. Opsal, President



ATTEST:                  GFS BANCORP, INC.


By:                      By: ________________________________
                              Steven L. Opsal

                             46